Exhibit 99.1

              Medical Staffing Network Holdings Announces Proposed
                     Settlement of Securities Class Action

     BOCA RATON, Fla.--(BUSINESS WIRE)--Jan. 19, 2007--Medical Staffing Network Holdings, Inc. (NYSE: MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, today announced that a proposed settlement has been reached in a securities class action lawsuit originally filed in the U.S. District Court for the Southern District of Florida in February 2004. Under the settlement agreement, the Company and the other defendants, including certain current and former directors and officers, expressly deny any violation of the securities laws or other wrongdoing. The settlement will create a $5.0 million cash fund that will be used to pay claims submitted by class members and pay fees of the plaintiffs' attorneys. The entire amount of the settlement is covered by the Company's insurance and therefore will not have any impact on the Company's earnings. The settlement agreement is subject to certain conditions, including the District Court's review and final approval at a fairness hearing, which is scheduled for March 2, 2007. There is no assurance that such conditions will be satisfied.

     Company Summary

     Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Medical Staffing Network's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.


     CONTACT: Medical Staffing Network Holdings, Inc., Boca Raton
              Jeff Yesner, Vice President, Finance, 561-322-1303